Exhibit 99.1

City Office REIT Reports Second Quarter 2016 Results

VANCOUVER—August 4, 2016—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter ended June 30, 2016.

Second Quarter Highlights

•	GAAP Net Income Attributable to the Company was $11.5 million, or $0.48 per fully diluted share;

•	Core Funds From Operations (“Core FFO”) was $5.3 million, or $0.22 per fully diluted share. Adjusted Funds From Operations (“AFFO”) was $3.1 million, or $0.13 per fully diluted share;

•	Raised total gross proceeds of $91.8 million in a public follow-on offering of 8,050,000 shares of common stock, including the full exercise of the underwriters’ overallotment option;

•	The Company was added to the Russell 2000 Index on June 27, 2016;

•	In-place and committed occupancy closed the quarter at 92.8%. Executed approximately 87,000 square feet of new and renewal leases during the quarter, including leases which will commence subsequent to quarter end;

•	Completed the sale of the Corporate Parkway property in Allentown, Pennsylvania for a sale price of $44.9 million, generating a $15.9 million net gain on sale. Completed the Carillon Point acquisition in St. Petersburg, Florida for a gross purchase price of $26.3 million. Subsequent to the end of the second quarter, completed the previously announced acquisition of FRP Collection in Orlando, Florida for a purchase price of $49.8 million; and

•	Declared a second quarter dividend of $0.235 per share paid on July 21, 2016.

A reconciliation of certain non-GAAP financial measures, including Core FFO, AFFO and Net Operating Income (“NOI”), to GAAP net income can be found at the end of this release.

“During the second quarter of 2016, we passed the two-year anniversary of our initial public offering,” commented James Farrar, City Office’s Chief Executive Officer. “Since that time, we have significantly grown our portfolio with high quality investments at attractive yields, internalized management and executed on a number of key operational initiatives that have increased our in-place and committed occupancy. This quarter we demonstrated these operational achievements, with the on schedule delivery of the 147,657 square foot building to St. Luke’s Regional Medical Center, Ltd. and the 33,424 square foot space to Kaiser Foundation Health Plan, Inc. We successfully closed the sale of our Corporate Parkway property, which was located in a non-target market, at an expected 6.6% capitalization rate and reinvested the proceeds into our higher growth target markets. With this quarter’s results and the transactions in our pipeline, we will continue to focus on value enhancing acquisitions and growing our portfolio’s net operating income for the remainder of 2016 and beyond.”

Financial Results for the Second Quarter 2016

Net income attributable to the Company for the three months ended June 30, 2016 was $11.5 million, or $0.56 per share and $0.48 on a fully diluted basis, primarily due to a $15.9 million gain on sale of the Corporate Parkway property. Core FFO was $5.3 million, or $0.22 per fully diluted share and AFFO was $3.1 million, or $0.13 per fully diluted share. Both per share measures were impacted by the common stock offering that occurred in April 2016 and the negligible contribution from acquisitions during the second quarter.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2016 contained 3.2 million net rentable square feet and was 88.2% occupied and 92.8% occupied including committed leases.

City Office’s Net Operating Income (“NOI”) was $9.9 million, or $8.2 million on an adjusted cash basis, during the second quarter of 2016. The straight line rent adjustment during the three months ended June 30, 2016 was primarily related to the Dun & Bradstreet lease for $0.6 million and the United Healthcare, Inc. lease for $0.9 million.

Leasing Activity

During the second quarter of 2016, the Company commenced eight new leases for 53,000 square feet and one renewal for 2,000 square feet. In addition, 1,000 square feet of new leases and 31,000 square feet of renewals were signed which will commence subsequent to quarter end, taking the total leasing activity in the quarter to 87,000 square feet. On July 1, 2016, St. Luke’s 10-year lease commenced for 147,657 square feet at our Washington Group Plaza property. The St. Luke’s lease includes two months of upfront free rent and rental payments are scheduled to commence on September 1, 2016.

New Leasing – During the second quarter of 2016, the Company signed four new leases for 7,000 square feet with a lease term of 4.3 years at an average annual rent per square foot of $24.75 and at an average cost of $2.72 per square foot per year.

Renewal Leasing – The Company signed 33,000 square feet of renewal leases at an average annual rent per square foot of $21.39 and at an average cost of $0.81 per square foot per year.

Investment and Disposition Activity

The Company completed the sale of the Corporate Parkway property in Allentown, Pennsylvania on June 15, 2016. The gross sale price was $44.9 million before closing costs. The transaction was completed at an expected 6.6% capitalization rate. The transaction generated a $15.9 million net gain on sale. The proceeds from the disposition were used towards the acquisition of the FRP Collection properties in a tax free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended.

The Company completed the Carillon Point acquisition on June 29, 2016 for a purchase price of $26.3 million, exclusive of closing costs. Carillon Point is a Class A office building prominently located within the Carillon Office Park in St. Petersburg, Florida. It is a 124,187 net rentable square foot property that is 100% leased to a strong and diversified tenant roster. Carillon Point is centrally located in the Tampa Bay metropolitan area with a population of approximately 930,000 living within a 20-minute driving radius. The property offers outstanding water views of Lake Carillon and Tampa Bay.

Subsequent to the end of the second quarter, the Company closed on the acquisition of the FRP Collection in Orlando, Florida for a purchase price of $49.8 million, exclusive of closing costs. The property includes five Class A office buildings and a 10-acre land parcel within the Central Florida Research Park, the fourth largest research park in America. FRP Collection’s five buildings total 272,192 square feet of net rentable area and are 93% leased to a strong and diversified tenant roster, including various military entities and defense contractors. FRP Collection adds to the Company’s existing 124,500 square property in Central Florida Research Park, FRP Ingenuity Drive, acquired in December 2014.

Capital Structure

On April 5, 2016, the Company completed a public follow-on offering of 8,050,000 shares of its common stock, including the full exercise of the underwriters’ overallotment option, at an offering price of $11.40 per share for total gross proceeds of $91.8 million. The net proceeds of the offering were used to pay down all of the Company’s floating rate debt, the aforementioned acquisitions and working capital purposes.

As of June 30, 2016, the Company had total principal outstanding debt of approximately $293.0 million. 94.2% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 6.0 years and a weighted average interest rate of 4.3%.

Subsequent to the end of the second quarter, 3.1 million of the Operating Partnership’s common units were redeemed for common stock, subsequently distributed by the tendering unitholders to their investors. Post distribution on July 15, 2016, the Company’s fully diluted shares outstanding was 24,681,602.

Dividend

On June 20, 2016, the Company’s board of directors declared a cash dividend of $0.235 per share for the three months ended June 30, 2016. The dividend was paid on July 21, 2016 to stockholders and common unitholders of record as of July 7, 2016.

2016 Revised Outlook

For full year 2016, the Company expects Core FFO in the range of $1.06 to $1.10 per diluted share. This outlook reflects management’s view of current and future market conditions, including assumptions such as rental rates, occupancy levels, operating and general administrative expenses, weighted average diluted shares outstanding, interest rates, and the timing of acquisitions. The following presentation assumes no additional capital raising activity during 2016.

	Revised Outlook	Previous Outlook
GAAP NOI (for assets owned on January 1, 2016)	$39.2 - $40.0 million	$40.0 - $41.0 million
FY 2016 Acquisitions	$140 - 160 million	No guidance
FY 2016 GAAP NOI From Acquisitions	$3.9 – 4.3 million	No guidance
G&A / Base Management Fee	$3.8 - $4.0 million	$3.9 - $4.1 million
Interest Expense, net	$14.9 - $15.3 million	$15.5 - $15.9 million
FY 2016 Core FFO	$23.8 - $24.2 million	$20.1 - $20.5 million
FY 2016 Core FFO per diluted share	$1.06 - $1.10 / share	$1.19 - $1.25 / share
Straight Line Rent Adjustment	$4.0 - $4.4 million	$3.3 - $3.7 million
FY 2016 Weighted Average Diluted Shares	22.4 - 22.6 million	16.4 – 16.6 million

Material Considerations:

I.	The decrease in Properties GAAP NOI for assets owned at the beginning of the year is primarily the result of the sale of Corporate Parkway on June 15, 2016 which resulted in a reduction of $1.3 million offset by increases within the remaining portfolio.

II.	Straight-line rent in 2016 is materially impacted by two renewal leases. Dun & Bradstreet executed a 10-year lease extension in June 2015. Terms of the lease provided a rent abatement which resulted in an overall $1.2 million straight-line rent adjustment in the first half of 2016. United Health Care, Inc. completed a seven-year lease extension that commenced in March 2016. Terms of the lease provide a rent abatement until May 2016 which results in a $1.3 million straight-line rent adjustment. St. Luke’s Regional Medical Center, Ltd. will receive two months of free rent beginning July 1, 2016 resulting in $0.4 million of straight-line rent adjustment. The increase to the straight-line rent outlook is related to the 2016 acquisitions.

III.	The 2016 GAAP NOI from Acquisitions reflects a partial year of net operating income from the closing date of the acquisition.

IV.	The weighted average fully diluted share count for Q3 2016 and Q4 2016 are estimated to be 24,687,562 and 24,693,700 respectively.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on August 4, 2016.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on August 4, 2016, continuing through 11:59 pm Eastern Time on November 4, 2016 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10089707. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

FFO, Core FFO, AFFO and NOI are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Net Operating Income (“NOI’) – We define NOI as total revenues less property operating expenses.

Adjusted Cash NOI – We define Adjusted Cash NOI as NOI less the effect of straight-line rents, deferred market rent, and any amounts which are funded by the selling entities.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. All forward-looking statements included in this press release are based upon information available to the Company on the date hereof and the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform these statements to actual results. The forward-looking statements involve a number of significant risks and uncertainties. Factors that could have a material adverse effect on the Company’s operations and future prospects are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. The factors set forth in the Risk Factors section and otherwise described in the Company’s filings with SEC could cause the Company’s actual results to differ significantly from those contained in any forward-looking statement contained in this press release. The Company does not guarantee that the assumptions underlying such forward-looking statements are free from errors. Unless otherwise stated, historical financial information and per share and other data is as of June 30, 2016.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

City Office REIT, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	June 30, 2016	December 31, 2015
Assets
Real estate properties, cost
Land	$91,478	$90,205
Building and improvement	252,138	256,317
Tenant improvement	41,535	35,069
Furniture, fixtures and equipment	210	198

	385,361	381,789
Accumulated depreciation	(30,050)	(26,909)

	355,311	354,880

Cash and cash equivalents	7,656	8,138
Restricted cash	52,981	15,176
Rents receivable, net	14,525	14,382
Deferred leasing costs, net of accumulated amortization	4,565	5,074
Acquired lease intangibles assets, net	38,457	40,990
Prepaid expenses and other assets	2,587	1,567

Total Assets	$476,082	$440,207

Liabilities and Equity
Liabilities:
Debt	$289,841	$341,278
Accounts payable and accrued liabilities	9,956	8,745
Deferred rent	1,926	2,653
Tenant rent deposits	2,031	2,178
Acquired lease intangibles liability, net	2,017	2,292
Dividend distributions payable	5,736	3,663
Earn-out liability	1,900	5,678

Total Liabilities	313,407	366,487

Commitments and Contingencies
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,209,472 shares and 12,517,777 shares issued and outstanding	212	125
Additional paid-in capital	187,538	95,318
Accumulated deficit	(35,124)	(29,598)

Total Stockholders’ Equity	152.626	65,845
Operating Partnership unitholders’ non-controlling interests	10,789	8,550
Non-controlling interests in properties	(740)	(675)

Total Equity	162,675	73,720

Total Liabilities and Equity	$476,082	$440,207

City Office REIT, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rental income	$14,203	$10,196	$28,276	$20,237
Expense reimbursement	1,562	1,145	3,344	2,036
Other	327	293	750	621

Total Revenues	16,092	11,634	32,370	22,894

Operating Expenses:
Property operating expenses	6,236	4,127	12,398	8,243
Acquisition costs	87	882	87	1,091
Stock based compensation	615	507	1,157	916
General and administrative	929	495	1,630	902
Base management fee	—	327	109	659
External advisor acquisition	—	—	7,045	—
Depreciation and amortization	6,520	4,494	13,071	8,900

Total Operating Expenses	14,387	10,832	35,497	20,711

Operating income/(loss)	1,705	802	(3,127)	2,183
Interest Expense:
Contractual interest expense	(3,139)	(2,103)	(6,885)	(4,112)
Amortization of deferred financing costs	(250)	(185)	(471)	(354)

	(3,389)	(2,288)	(7,356)	(4,466)
Change in fair value of earn-out	—	(600)	—	(600)
Net gain on sale of real estate property	15,934	—	15,934	—

Net income/(loss)	14,250	(2,086)	5,451	(2,883)
Less:
Net income attributable to noncontrolling interests in properties	(110)	(134)	(177)	(255)
Net (income)/loss attributable to Operating Partnership unitholders’ noncontrolling interests	(2,613)	422	(874)	598

Net income/(loss) attributable to stockholders	$11,527	$(1,798)	$4,400	$(2,540)

Net income/(loss) per share:
Basic	$0.56	$(0.15)	$0.26	$(0.21)
Diluted	$0.48	$(0.15)	$0.22	$(0.21)

Weighted average common shares outstanding:
Basic	20,729	12,365	16,746	12,328
Diluted	24,235	12,365	20,237	12,328

Dividends/distributions declared per common share and unit	$0.235	$0.235	$0.235	$0.235

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended June 30, 2016
Net income	$14,250
Adjustments to net income:
General and administrative	929
Contractual interest expense	3,139
Amortization of deferred financing costs	250
Depreciation and amortization	6,520
Acquisition costs	87
Stock based compensation	615
Net gain on sale of real estate property	(15,934)

Net Operating Income (“NOI”)	$9,856
Net straight line rent adjustment	(1,755)
Net amortization of above and below market leases	55

Portfolio Adjusted Cash NOI	$8,156
Non-controlling interests in properties – share in cash NOI	(294)

Adjusted Cash NOI (CIO share)	$7,862

City Office REIT, Inc.

Reconciliation of Net Income to Funds from Operations (“FFO”), Core FFO and Adjusted FFO

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended June 30, 2016
Net income attributable to stockholders	$11,527
(+) Depreciation and amortization	6,520
(-) Operating Partnership unitholders’ noncontrolling interest	2,613

20,660

Non-controlling interests in properties:
(-) Share of net income	110
(-) Share of FFO	(211)
(-) Net gain on sale of real estate property	(15,934)

Funds from Operations (“FFO”)	$4,625

(+) Acquisition costs	87
(+) Stock based compensation	615

Core FFO	$5,327

(-) Net straight line rent adjustment	(1,755)
(+) Net amortization of above and below market leases	55
(+) Net amortization of deferred financing costs	245
(-) Net recurring tenant improvement	(413)
(-) Net recurring leasing commissions	(184)
(-) Net recurring capital expenditures	(163)

Adjusted Funds from Operations (“AFFO”)	$3,112

Core FFO per share and common unit	$0.22

AFFO per share and common unit	$0.13

Dividends per share and common unit	$0.235
Core FFO Payout Ratio	107%
AFFO Payout Ratio	183%
Weighted average common stock and common units outstanding	24,234,851

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com